CLOUD TECHNOLOGY PARTNERS, INC.

2011 EQUITY INCENTIVE PLAN

1.	Purpose and Eligibility

The purpose of this 2011 Equity Incentive Plan (the “Plan") of Cloud Technology Partners, Inc., a Delaware corporation (the “Company”), is to provide stock options and other equity interests in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a "Participant". Additional definitions are contained in Section 2.

2.	Definitions

The following capitalized terms used herein shall have the following Definitions:

"Acquisition" means (i) a merger or consolidation in which the stockholders of the Company in their capacity as such no longer own more than fifty percent (50%) of the total combined voting power of the outstanding equity securities of the Company (or its successor); (ii) any sale, transfer or other disposition of all or substantially all of the assets of the Company to one (1) or more persons in a single transaction or series of related transactions (other than in a spin-off or similar transaction), or

(iii)	any other acquisition of the business of the Company, as determined by the Board. “Board” means the Board of Directors of the Company.
“Change of Control” means any of the following events, provided that a “Change of Control” shall not mean or include an initial public offering or any event resulting therefrom:

(i)    a merger or consolidation of the Company with, or the acquisition of all or substantially all of its assets by, any other entity, other than a merger, consolidation or acquisition in which the individuals who constitute a majority of the members of the Board immediately prior to such transaction continue to constitute a majority of the board of directors of the surviving corporation (or, in the case of any transaction involving a holding company, constitute a majority of the board of directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction; or
(ii)    a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Reference to any specific section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Common Stock” means the common stock of the Company.

"Company", for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Cloud Technology Partners, Inc., as defined in Section 424(f) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

“Disability” means the following:

(i)except with respect to rules regarding the expiration of an Incentive Stock Option following a Participant’s Termination Date, the inability on the part of the Participant for a period of more three (3) continuous months in the aggregate to perform his or her duties and responsibilities as a result of a physical or mental ailment or condition. A determination of Disability shall be made by a physician satisfactory to both the Participant and the Company; provided, however, that if the Participant and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two (2) physicians together shall select a third physician, whose determination as to Disability shall be binding on all parties.

(ii)with respect to rules regarding the expiration of an Incentive Stock Option following a Participant’s Termination Date, the Participant’s being unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“Dispose” or “Disposition” (and any derivatives thereof) means (i) voluntary or involuntary sale, assignment, mortgage, grant, pledge, encumbrance, hypothecation, exchange, transfer, gift, bequest, conveyance or other disposition of shares of Common Stock (including Option Shares), and (ii) any agreement, contract or commitment to do any of the foregoing.

“Encumber” or “Encumbrance” means or refers to any lien, claim, charge, pledge, mortgage, encumbrance, security interest or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

“Fair Market Value” means, in the case of a share of Common Stock on the applicable determination date, the fair market value determined in good faith by the Board, without applying any minority or illiquidity discount, taking into account all information the Board considers relevant. Fair market value may be based on the advice of an independent appraiser recognized to be expert in making such valuations. Fair market value shall, in the case of an Incentive Stock Option, be determined in a manner consistent with the requirements of Section 422 of the Code and, in the case of any Award intended to be exempt from the application of Section 409A of the Code, shall be determined in a manner consistent with such intent.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” means an Option that does not qualify for the special tax treatment afforded to an Incentive Stock Option.

“Option” has the meaning set forth in Section 5(a). “Option Shares” has the meaning set forth in Section 5(a).
“Option Agreement” means a written agreement between Cloud Technology Partners, Inc. and an employee, officer, director, consultant or advisor with respect to an Option.

“Restricted Stock” has the meaning set forth in Section 6(a).

“Subsidiary” means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Company directly or indirectly owns fifty percent (50%) or more or the total combined voting power of all classes of equity interests, except that solely with respect to the issuance of Incentive Stock Options, the term “Subsidiary” shall have the same meaning as the term “subsidiary corporation” as defined in Section 424(f) of the Code.

“Termination Date” means the date on which the Participant ceases to be engaged to provide services to the Company or any Subsidiary for any reason, including Disability or death.

3.	Administration of the Plan

a.    Administration by Board of Directors. The Plan will be administered by the Board. The Board, in its sole discretion, shall have the authority to grant and amend Awards; to adopt, amend and repeal rules relating to the Plan; and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board (including a Committee) shall be liable for any action or determination relating to the Plan.

b.    Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one (1) or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall include such Committee.

c.	Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one
(1) or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one (1) Participant pursuant to Awards granted by such executive officers.

4.	Stock Available for Awards

a.    Number of Shares. Subject to adjustment under Section 4(d), the maximum aggregate number of shares of Common Stock of the Company that may be issued pursuant to the Plan is 937,081 shares, all of which may be issued under Incentive Stock Options. If any Award expires, or is terminated, cancelled, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such shares of Common Stock shall again be available for the grant of Awards under the Plan.

b.    Per-Participant Limit. Subject to adjustment under Section 4(d), the maximum aggregate number of shares of Common Stock of the Company for which Awards may be granted to a Participant in any calendar year under the Plan is 225,000 shares. With respect to an Award that is settled in cash based on the Fair Market Value of a share of Common Stock, the maximum aggregate amount of cash that may be paid pursuant to such Award granted to any Participant in any calendar year under the Plan shall be equal to the per share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of shares of Common Stock described in the immediately preceding sentence.

c.    Fractional Shares. No fractional shares of Common Stock shall be delivered under the Plan. The Board shall determine the manner in which fractional share value will be treated.

d.    Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, issuance of a new class of common stock, or other similar change in capitalization or event, or any distribution to holders of Common Stock other than of cash dividends, (i) the number and class of securities available for Awards under the Plan and the per- Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate; provided, however, that if Section 9 applies to any event, this Section 4(d) shall not be applicable. The Board may also make such adjustments it deems appropriate to take into account material changes in law or in accounting practices or principles.

5.	Stock Options

a.    General. An “Option” is an Award entitling a Participant to purchase a specified number of shares of Common Stock at a specified exercise price.

(i)    The Board may grant Options to purchase Common Stock and determine the number of shares of Common Stock to be covered by each Option (“Option Shares”), the exercise price of each Option, and the conditions and limitations applicable to the exercise of each Option and to the Common Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions, and restrictions relating to applicable federal or state securities laws, as it considers advisable.

(ii)    Both Incentive Stock Options and Non Qualified Stock Options may be granted under the Plan. Each Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non Qualified Stock Option and, in the absence of such specification, the Option shall be deemed to be a Non-Qualified Stock Option.

(iii)    Notwithstanding any other provisions of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company.

b.    Incentive Stock Options. An Option that the Board intends to be an Incentive Stock Option shall be granted only to individuals who are common law employees of the Company or any Subsidiary and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The following provisions apply to Incentive Stock Options:

(i)    The aggregate Fair Market Value of Option Shares (determined as of the respective dates of grant of the Options under which the Option Shares may be purchased) with respect to which all Incentive Stock Options held by the Participant are first exercisable by the Participant during any calendar year shall not exceed $100,000 (or such other amount as may be required under Section 422 of the Code and the regulations promulgated thereunder). This limitation shall be applied by taking Options into account in the order in which they were granted, and by including (as an “Option” for this purpose) options under all plans of the Company, its Subsidiaries and it parent corporations within the meaning of Section 424(e) of the Code.

(ii)    An Incentive Stock Option may not be granted to an individual who, at the time it would be granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent corporation (within the meaning of Section 424(e) of the Code) or Subsidiary determined after applying the attribution rules of Section 424(d) of the Code; provided that this limitation shall not apply if, at the time the Incentive Stock Option is granted, the exercise price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock and, by its terms, it is not exercisable after the expiration of five (5) years from the date of grant.

(iii)    Notwithstanding Section 8(a), no Incentive Stock Option shall be transferable by the Participant other than by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, including in the event of the Participant’s incapacity, his or her guardian, conservator or other legal representative.

(iv)    To the extent any portion of an Option intended to qualify as an Incentive Stock Option under Section 422 of the Code does not so qualify, it shall remain in effect and be subject to all of the provisions applicable to it, and shall instead by treated as a Non Qualified Stock Option for purposes of the Code. That the portion of the Option that does continue to qualify as an Incentive Stock Option shall remain in effect and be subject to all the provisions applicable to it, and shall be treated as Incentive Stock Option.

c.    Exercise Price. The Board shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify it in the applicable Option Agreement; provided, however, that, subject to the provisions of Section 5(b)(ii), the exercise price per share shall equal the Fair Market Value of a share of Common Stock subject to the Option on the date of grant in the case of any Option that is intended to be an Incentive Stock Option or that is intended to be exempt from the application of Section 409A of the Code.

d.    Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option Agreement, but may be exercised only before the date which is ten
(10) years from the date of the Option grant.

e.    Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

f.	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one

(1)	or any combination of the following forms of payment:

(i)    by check payable to the order of the Company;

(ii)    except as otherwise explicitly provided in the applicable Option Agreement, and only if the Common Stock is then publicly traded, by delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy licensed securities broker acceptable to the Company to sell shares of Common Stock and to deliver to the Company immediately upon receipt of the sale proceeds cash or a check sufficient to pay the exercise price and any withholding taxes; or

(iii)    to the extent explicitly provided in the applicable Option Agreement, by (A) delivery of shares of Common Stock owned by the Participant valued at fair market value, (B) delivery to the Company of a check in an amount equal to the par value of the shares purchased and of a promissory note of the Participant for the balance of the exercise price, or (C) payment of such other lawful consideration as the Board may determine.

6.	Restricted Stock

a.    In General. “Restricted Stock” is an Award consisting of the delivery of shares of Common Stock that are subject to the requirement that they be forfeited, or offered for sale to the Company at a specified price, if the restrictions or conditions specified with respect to the Award are not satisfied. Restricted Stock may be awarded for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Board.

b.	Terms and Conditions.

(i)    The Board shall determine the terms and conditions of any Award of Restricted Stock. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to (A) delivery to the Company by the Participant of such consideration as the Board may determine, and (B) the terms and conditions, including vesting provisions, repurchase provisions, and restrictions relating to applicable federal or state securities laws, determined by the Board. Restricted Stock awarded to a Participant may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting.

(ii)    Any stock certificates (or equivalent in the case of uncertificated shares) issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction period, the Company (or such designee) shall deliver the certificates (or equivalent) no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.	Other Stock-Based Awards

a.    In General. The Board shall have the right to grant other Awards based upon Common Stock of the Company, including, without limitation, the grant of securities convertible into Common Stock, stock appreciation rights, phantom stock awards, and stock units, all having such terms and conditions as the Board may determine, including vesting provisions, repurchase provisions, and restrictions relating to applicable federal or state securities laws, as it considers advisable.

b.    Stock Appreciation Rights. A stock appreciation right is an Award that entitles a Participant to receive a payment (in shares of Common Stock or cash in the Board’s sole discretion) upon exercise equal to (i) the per share Fair Market Value on the exercise date, minus the exercise price at the time of grant, multiplied by (ii) the number of shares of Common Stock with respect to which the stock appreciation right is being exercised. In no event may a stock appreciation right be exercised beyond a date which is ten (10) years from the date it was granted.

c.    Stock Units. A stock unit is an unfunded and unsecured promise, denominated in shares of Common Stock, to deliver in the future shares of Common Stock or cash measured by the value of the Common Stock. A stock unit may by subject to vesting conditions.

d.    Certain Terms. The base price of any stock appreciation right or phantom stock award shall equal the Fair Market Value of a share of Common Stock subject to the Award as of the date of grant in the case of any such Award that is intended to be exempt from the application of Section 409A of the Code. Any grant of securities convertible into Common Stock and any stock unit that is intended to be exempt from the application of Section 409A of the Code shall be documented such that the requirements of the contemplated exemption are met.

8.	General Provisions Applicable to Awards

a.    Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards (other than an Award in the form of an outright transfer of shares of Common Stock) shall not be sold, assigned, transferred, pledged or otherwise Encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant, or in the event of a Participant’s incapacity, his or her guardian, conservator or other legal representative. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b.    Documentation. Each Award under the Plan shall be evidenced by a written instrument (for example, an Option Agreement in the case of the Award of an Option) in such form as the Board shall determine and as executed by an officer of the Company pursuant to authority delegated by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan.

c.    Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d.    Termination of Status. The Board shall determine the effect on an Award of the Disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's Designated Beneficiary, estate, executor, guardian, conservator or other legal representative may exercise rights under the Award.

e.    Terms and Conditions. The terms and conditions of any Award granted hereunder that the Board determines shall be “deferred compensation” subject to the requirements of Section 409A of the Code shall comply in all respects with such requirements, including those dealing with payment of the benefits of so called “specified employees”.

f.    Conditions on Delivery of Stock. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

9.	Acquisition of the Company

a.    Consequences of an Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an Acquisition, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 9(a), also the “Board”), may, as to outstanding Awards other than Options, provide (on the same basis or on different bases, as the Board shall specify) for the substitution on an equitable basis for such Awards of (i) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (ii) shares of common stock of the surviving or acquiring corporation, or (iii) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. With respect to outstanding Options, the Board may in its sole discretion, upon written notice to the affected Participants, provide that one (1) or more Options then outstanding shall become immediately exercisable in full and that such Options must be exercised within a specified number of days of the date of such notice, at the end of which period such Options shall terminate; or provide that one (1) or more Options then outstanding shall become immediately exercisable in full and shall be terminated in exchange for a cash payment equal to the excess of the Fair Market Value of the shares subject to such Options over the exercise price thereof.

b.    Limitations on Adjustments. Any adjustment to be made pursuant to Section 9(a) with respect to any Award that is not considered to be “deferred compensation” within the meaning of Section 409A of the Code shall be made so as to ensure that, after the adjustment, the Award shall either continue to be exempt from the application of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code; any adjustment to be made pursuant to Section 9(a) with respect to any Award that is considered to be “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and the Board shall have no authority to make any adjustment to the extent the existence of such authority would cause an Award that is not intended to be subject to the application of Section 409A of the Code to be subject thereto.

c.    Assumption of Options Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

d.    Parachute Awards. Notwithstanding the provisions of Section 9(a), if, in connection with an Acquisition, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards that shall become exercisable, realizable or vested as provided in Section 9(a) shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Acquisition, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder; and, in order to comply with Section 409A of the Code, to the extent Awards must be reduced or delayed, the reduction or delay shall be performed in the order in which each dollar of value subject to an Award reduces the Parachute Awards to the greatest extent. All determinations required to be made under this Section 9(d) shall be made by the Company.

10.	Withholding and Right of Offset.

a.    Taxes. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

b.    Obligations of Participant. To the extent that any amounts hereunder are not “deferred compensation” within the meaning of Section 409A of the Code, the Company shall have the right to offset against its obligation to deliver shares of Common Stock or cash under the Plan, or any Award, any amounts (including, without limitation, travel and entertainment expenses or advances, loans and credit card obligations) the Participant then owes to the Company. If any amount is owed to the Company, or an amount owed has not been determined in full, the Company may preclude a Participant from exercising an Option or stock appreciation rights awarded under the Plan until such amount is paid or established in full.

11.	Amendment and Acceleration of Awards.

a.    Amendment. The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and provided, further, that:

(i)    any Award that is not considered to be “deferred compensation” within the meaning of Section 409A of the Code may not be amended, modified or terminated unless, after such amendment, modification or termination, the Award shall either continue to be exempt from the application of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code; and

(ii)    in no event may any Option or stock appreciation right (A) be amended to decrease the exercise price, (B) be cancelled at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock in exchange for another Option or stock appreciation right or any Restricted Stock, stock unit, other stock based Award or any cash payment, or (C) be subject to any action that would be treated for accounting purposes as a “repricing” of such Option or stock appreciation right, unless such amendment, cancellation or action is approved by the stockholders of the Company; it being understood that an adjustment to the exercise price of an Option or a stock appreciation right made in accordance with Section 4(d) shall not be considered a reduction in exercise price or “repricing” of such Option or stock appreciation right.

b.    Acceleration. In its sole discretion, the Board may at any time, including in connection with a Change of Control, provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a Change in Control of the Company occurs, or
(ii) disqualify all or part of the Option as an Incentive Stock Option.

12.	Miscellaneous

a.    No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Subsidiary. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

b.    No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

c.    Unfunded Status. The Plan is intended to constitute an “unfunded” plan for equity incentive compensation. Nothing herein shall be construed to give any Participant or Designated Beneficiary any rights with respect to unpaid Awards that are greater than those of a general unsecured creditor of the Company.

d.    Section 409A of the Code. It is the intent that no Award granted hereunder shall be "deferred compensation" subject to the application of Section 409A of the Code unless intended by the Board, and the Plan and the terms and conditions of all Awards not intended to be subject to the application of Section 409A of the Code shall be interpreted accordingly. No Award intended to be exempt from the application of Section 409A of the Code shall be administered in a manner that would cause the Award to fail to be so exempt.

e.    Liability of the Company. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents, shall be liable to any Participant or any person claiming under or through a Participant
(i) if it is determined for any reason that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code, or (ii) by reason of any acceleration of income or any additional tax asserted on account of the failure of an Award to satisfy the requirements of Section 409A of the Code or to be exempt from the application of Section 409A of the Code, or on account of Section 4999 of the Code relating to excess parachute payments.

f.    Successors and Assigns. The Plan and all Awards made under the Plan to a Participant shall be binding on his or her successors and assigns, Designated Beneficiary, estate, executor, guardian, conservator and other legal representatives, any receiver or trustee in bankruptcy of the Participant, and any representative of his or her creditors. All Awards made under the Plan shall be binding on the Company and its successors and assigns.

g.    Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board and shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 12(h). No Awards shall be granted under the Plan after the completion of ten (10) years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

h.    Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that no such action may be taken without the approval of the stockholders of the Company if such action would (i) increase the maximum aggregate number of shares of Common Stock that may be delivered under the Plan (an adjustment under Section 4(d) not constituting such an increase), or (ii) change the class of employees or other individuals eligible to participate in the Plan, or (iii) effectuate any change for which stockholder approval is required under any other applicable provision of law.

i.    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of Commonwealth of Massachusetts, without giving effect to any conflicts of law rules or principles.

Adopted by the Board of Directors on April 12, 2011

Approved by the Stockholders on April 12, 2011

Cloud Technology Partners Inc. (the "Company")
2011 Equity Incentive Plan (the "Plan")
UK Addendum

Purpose and eligibility
The purposes of this addendum to the Plan (the "UK Addendum") is to enable the board of directors of the Company (the "Board") to grant options to certain employees and directors of the Company and its Subsidiaries who are based in the United Kingdom. Options granted pursuant to the UK Addendum shall be unapproved for UK tax purposes (the "Option"). Any person to whom an Option has been granted under the UK Addendum is a Participant for the purposes of the Plan. Options granted pursuant to the UK Addendum are granted pursuant to an "employees' share scheme" for the purposes of the Financial Services and Markets Act 2000.
Definitions
Definitions are contained in section 11 of the Plan, with the following additions and amendments:
"Control" (for the purposes of the definition of "Subsidiary" below) has the meaning contained in section 719 ITEPA.
"HMRC" means the UK HM Revenue & Customs.
"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003.
"Subsidiary" means a company (wherever incorporated) which for the time being is under the Control of the Company.
Terms
Options granted pursuant to the UK Addendum shall be governed by the terms of the Plan, subject to any amendments set out below and as are necessary to give effect to section 1 of the UK Addendum, and by the terms of the individual Option agreement entered into between the Company and the Participant.
Eligibility
Options may only be granted under the UK Addendum to employees and directors of the Company and its Subsidiaries.
Withholding obligations
The Participant shall be accountable for any income tax and, subject to the following provisions, national insurance contributions liability which is chargeable on any assessable income deriving from the grant, vesting, exercise or cancellation (whether for consideration or otherwise) of an Option or cash or shares of Stock acquired in respect of it or any additional share or cash consideration acquired as a result of a distribution of a dividend. In respect of such assessable income, the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary which is or may be treated as the employer of the Participant in respect of the following:
any income tax liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under ITEPA and the PAYE regulations referred to in it; and
any national insurance contributions liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it, such national insurance liability being the aggregate of:
all the employee's primary Class 1 national insurance contributions; and
all the employer's secondary Class 1 national insurance contributions,
(together, the "Tax Liabilities").
Pursuant to the indemnity referred to in paragraph 5.1 above, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company, any of the following:
making a cash payment of an appropriate amount to the relevant employing company whether by cheque, banker's draft, bank transfer or deduction from salary in time to enable such employing company to remit the appropriate amount to HMRC before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred;
appointing the Company as agent and/or attorney for the sale of sufficient shares of Stock acquired pursuant to the exercise of the Option or pursuant to the grant, exercise or vesting of an Option to cover the Tax Liabilities and authorising the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of sale of the shares of Stock; and
entering into an election whereby the employer's liability for secondary Class 1 national insurance contributions is transferred to the Participant on the terms set out in the election and approved by HMRC.
Section 431 election
Where the shares of Stock to be acquired on exercise of an Option or vesting of an Option are considered to be "restricted securities" for the purposes of Part 7, Chapter 2, ITEPA (such determination to be at the sole discretion of the Company), it is a condition of grant, exercise or vesting (as determined by the Company) that the Participant (if so directed by the Company) enter into a joint election with the Company, or, if different, the relevant Subsidiary employing the Participant, pursuant to section 431, ITEPA electing that the market value of the shares to be acquired be calculated as if the shares were not "restricted securities".
Employment Rights
The Participant acknowledges that his terms of employment shall not be affected in any way by his participation in the Plan which shall not form part of such terms (either expressly or impliedly) nor in any way entitle him to take into account such participation in calculating nay compensation or damages on the termination of his employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to him, and the Participant's terms of employment shall be deemed to be varied accordingly.
The Plan is entirely discretionary and may be suspended or terminated by the Company at any time for any reason. Participation in the Plan is entirely discretionary and does not create any contractual or other right to receive future Options or benefits in lieu of such Options. All determinations with respect to future Options will be at the sole discretion of the Company. Rights under the Plan are not pensionable.
Data Privacy
The Participant authorises and directs the Company and any relevant Subsidiary to collect, use and transfer in electronic or other form any personal information (the "Data") regarding the Participant's employment, the nature of the Participant's salary and benefits and the details of the Participant's participation in the Plan (including but not limited to) the Participant's home address, telephone number, date of birth, national insurance number, salary, nationality, job title and number of shares of Stock held and the details of all stock units or any other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands and consents to the transfer of Data to the Company and any of its Subsidiaries and to any third party dealing with the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of the Option or with whom the shares of Stock may be deposited.
The Participant acknowledges and consents that the recipients of Data may be located overseas both within and outside the European Union and those countries may have data privacy laws which are different to those in the UK. Furthermore, the Participant understands that the transfer of Data to such third parties is necessary to facilitate the Participant's participation in the Plan.

Adopted by the Board on
…………………………… 2016

STOCK OPTION AGREEMENT
under the
CLOUD TECHNOLOGY PARTNERS, INC
2011 EQUITY INCENTIVE PLAN
AND THE UK ADDENDUM TO THE 2011 EQUITY INCENTIVE PLAN

Cloud Technology Partners, Inc., a Delaware corporation (the “Company”), hereby grants the following UK unapproved stock option (“Option”) pursuant to its 2011 Equity Incentive Plan and the UK Addendum to the 2011 Equity Incentive Plan. The terms and conditions attached hereto, the terms and provisions of the 2011 Equity Incentive Plan and the terms and provisions of the UK Addendum to the 2011 Equity Incentive Plan, are also a part hereof.

Name of Optionee (the “Optionee”):
Date of this Option Grant:	[Date of Grant by Board of Directors]
Number of Shares of the Company’s Common Stock subject to this Option (“Option Shares”):	[to be determined by the Board of Directors]
Option Exercise Price Per Share:	[to be determined by the Board of Directors]
Number of Option Shares subject to Vesting Schedule:	[100%]
Vesting Start Date:	[to be determined by the Board of Directors]

Vesting Schedule:

On the last day of the Calendar Month in which the One (1) Year Anniversary of the Vesting Start Date occurs:	25% of the total Option Shares shall vest.
During the Three (3)-Year Period beginning with the first day of the Calendar Month following the Calendar Month in which the One (1) Year Anniversary of the Vesting Start Date occurs:	An additional 2.0833% of the total Option Shares shall vest on the last day of each Calendar Month during such Three (3)-Year Period.
Payment Alternatives:	Section 7

CLOUD TECHNOLOGY PARTNERS, INC.

_________________________________	By:____________________________
Signature of Optionee	Name of Officer
____________________________________
Address	Title:________________________
____________________________________
Postcode	Date:________________________
Date: _______________________________

STOCK OPTION AGREEMENT
under the
CLOUD TECHNOLOGY PARTNERS, INC
2011 EQUITY INCENTIVE PLAN
AND THE UK ADDENDUM TO THE 2011 EQUITY INCENTIVE PLAN

Cloud Technology Partners, Inc., a Delaware corporation (the “Company”), hereby grants the following UK unapproved stock option (“Option”) pursuant to its 2011 Equity Incentive Plan and the UK Addendum to the 2011 Equity Incentive Plan. The terms and conditions attached hereto, the terms and provisions of the 2011 Equity Incentive Plan and the terms and provisions of the UK Addendum to the 2011 Equity Incentive Plan, are also a part hereof.

Name of Optionee (the “Optionee”):
Date of this Option Grant:	[Date of Grant by Board of Directors]
Number of Shares of the Company’s Common Stock subject to this Option (“Option Shares”):	[to be determined by the Board of Directors]
Option Exercise Price Per Share:	[to be determined by the Board of Directors]
Number of Option Shares subject to Vesting Schedule:	[100%]
Vesting Start Date:	[to be determined by the Board of Directors]

Vesting Schedule:

Vesting Start Date:	25% of the total Option Shares shall vest.
During the Three (3)-Year Period beginning with the first day of the Calendar Month following the Calendar Month in which the Vesting Start Date occurs:	An additional 2.0833% of the total Option Shares shall vest on the last day of each Calendar Month during such Three (3)-Year Period.
Payment Alternatives:	Section 7

CLOUD TECHNOLOGY PARTNERS, INC.

____________________________________	By:____________________________
Signature of Optionee	Name of Officer
____________________________________	Title:________________________
Address
____________________________________	Date:________________________
Postcode
Date: _______________________________

CLOUD TECHNOLOGY PARTNERS, INC.
2011 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT
UK UNAPPROVED OPTION
INCORPORATED TERMS AND CONDITIONS

OPTIONEE: ____________________________________

1.    Grant under Plan. This Option is granted pursuant to and is governed by the Company’s 2011 Equity Incentive Plan (the “Plan”) and the UK Addendum to the Plan (“UK Addendum”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan and the UK Addendum. For UK tax purposes, this Option is an "unapproved option".

3.    Vesting of Option if Employment Continues. This Option shall vest and become exercisable only as set forth in the cover page hereof, provided in each case that the Optionee continues to be employed by the Company or a Subsidiary of the Company on the applicable vesting date. Notwithstanding the foregoing, the Board may, in its sole discretion, accelerate the date that any installment of this Option becomes exercisable. The foregoing rights are cumulative and (subject to Section 4 hereof if the Optionee ceases to be employed by the Company or any Subsidiary) may be exercised only before the date which is ten (10) years from the date of this Option grant.

4.    Termination of Employment.

(a)    Employment. This Option shall not be affected by any change of employment within or among the Company and its Subsidiaries so long as the Optionee continuously remains employed by the Company or any Subsidiary. For purposes of this Section 4, the Optionee’s employer shall mean the Company or any Subsidiary. Employment shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Optionee’s employer and if such written approval contractually obligates his or her employer to continue the employment of the Optionee after the approved period of absence. In the event of such an approved leave of absence, vesting of this Option shall be suspended (and the period of the leave of absence shall be added to all vesting dates) unless otherwise provided in the employer’s written approval of the leave of absence.

(b)    Termination for Cause or Voluntarily. If the employment of the Optionee is terminated by his or her employer for Cause or if the Optionee voluntarily terminates his or her employment with his or her employer for reasons other than Disability or death, the Option shall be exercisable only to the extent that it was exercisable on the last day of the month immediately preceding or coinciding with his or her Termination Date, and, to the extent not previously exercised, shall terminate on the Optionee’s Termination Date. “Cause” shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of the Optionee, after notice thereof by the Chief Executive Officer of the Company to the Optionee, to render services to his or her employer in accordance with the terms or requirements of his or her employment; (ii) willful or gross misconduct or gross negligence in the performance of his or her duties for his or her employer, or disloyalty or breach of fiduciary duty to his or her employer; (iii) deliberate disregard of the rules or policies of his or her employer, or breach of an employment or other agreement with his or her employer that results in direct or indirect material loss, damage or injury to the Company or any Subsidiary; (iv) the unauthorized disclosure of any trade secret or confidential information of the Company or any Subsidiary; (v) the commission of an act that constitutes unfair competition with the Company or any Subsidiary or that induces any customer or supplier to breach a contract with the Company or any Subsidiary, or (vi) the Optionee’s pleading guilty to or conviction of a felony.

(c)    Termination Without Cause. If the employment of the Optionee is terminated by his or her employer without Cause, the Option shall be exercisable only to the extent that it was exercisable on the last day of the month immediately preceding or coinciding with his or her Termination Date. The Option, to the extent so exercisable, may be exercised no later than ninety (90) days after the Optionee’s Termination Date, and in no event after ten (10) years from the date of the Option grant.

(d)    Disability or Death. If the Optionee’s employment with his or her employer terminates by reason of Disability or death, the Option shall be exercisable only to the extent it was exercisable on the last day of the month immediately preceding or coinciding with his or her Termination Date. The Option, to the extent so exercisable, may be exercised no later than six (6) months after the date of the Optionee’s Termination Date, and in no event after ten (10) years from the date of the Option grant.

5.    Partial Exercise. This Option may be exercised in part at any time and from time to time within the above limits, except that this Option may not be exercised for a fraction of a share.

6.    Method of Exercising Option.

(a)    Subject to the terms and conditions of this Agreement, this Option may be exercised by written notice to the Company at its principal executive office, or to such transfer agent as the Company shall designate. Upon electing to exercise the Option, the Optionee (or any Permitted Option Transferee that then holds any portion of the Option) shall deliver to the Company a written and signed notice of such election, substantially in the form attached hereto as Exhibit A, setting forth the number of Option Shares the Optionee (or any such Permitted Option Transferee) has elected to purchase and shall at the time of the delivery of such notice tender, as set forth in Section 7, the aggregate exercise price of such Option Shares.

(b)    The Option may be exercised (i) during the life of the Optionee, only by the Optionee, and (ii) in the event of the Optionee’s death, by a Permitted Option Transferee. A “Permitted Option Transferee” as to any Optionee is the Optionee's personal representatives.

7.    Payment of Exercise Price. The aggregate exercise price shall be paid by one (1) or any combination of the following forms of payment that are applicable to this Option, as indicated on the cover page hereof:

(a)    by check payable to the order of the Company; or

(b)    by delivery to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy licensed securities broker acceptable to the Company to sell shares of Common Stock and to deliver to the Company immediately upon receipt of the sale proceeds cash or a check sufficient to pay the exercise price and any withholding taxes for which the Optionee's employing company is required to account to HMRC, provided that the provisions of this Section 7(b) shall apply only if the Company’s Common Stock is publicly traded when the exercise price is due.

(c)    Upon exercise of the Option by the Optionee and prior to the delivery of the resulting Option Shares, the Company may require the Optionee to remit to the Company cash in an amount sufficient to satisfy applicable UK tax withholding requirements (or to make such other provision for the satisfaction of such tax withholding requirements as may be permitted by the Plan and the UK Addendum and by applicable law).

8.    Securities Laws Restrictions on Resale. Until registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), the Option Shares will be of an illiquid nature and will be deemed to be “restricted securities” for purposes of the Securities Act. Accordingly, such shares must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom. Unless the Option Shares have been registered under the Securities Act, each certificate or statement of information evidencing any of the Option Shares shall bear a legend substantially as follows:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder.

The shares reflected herein are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Incentive Stock Option Agreement dated as of __________,___, between Cloud Technology Partners, Inc. and ______________, a copy of which the Company will furnish to the holder hereof upon request and without charge.

9.    No Obligation to Exercise Option. The grant and acceptance of this Option imposes no obligation on the Optionee to exercise it.

10.    No Obligation to Continue Employment. The Plan, the UK Addendum, this Agreement and the grant of this Option do not impose any obligation on the Company or any Subsidiary to continue the Optionee in employment.

11.    Transferability.

(a)    Option not Transferable. This Option is not transferable or assignable except by will or by the laws of descent and distribution. Any Disposition of the Option contrary to the provisions hereof, or the existence of any Encumbrance with respect to, or attachment or similar process upon, the Option that would otherwise effect a change in the Option, shall terminate the Option; provided, however, that in the case of the involuntary levy of any Encumbrance, an attachment or similar involuntary process upon or with respect to the Option, the Optionee shall have thirty (30) days after notice thereof to cure such levy or process before the Option terminates. Any person who exercises this Option shall be subject to the restrictions on transfer set forth in this Section 11. The execution by the Optionee or Permitted Option Transferee of the Company’s standard stock restriction and repurchase agreement applicable to stockholders generally, if any, shall also be a condition to acquiring Option Shares.

(b)    Transfer of Option Shares.

(i)    If the Optionee or any Permitted Option Transferee shall desire at any time to Dispose of any of his or her Options Shares (the “ROFR Offered Shares”) and shall receive a purchase offer therefor, or the terms of a potential purchase offer therefor (a “ROFR Purchase Offer”), from a third party purchaser (a “Third Party Purchaser”), then such Optionee or Permitted Option Transferee (the “Selling Stockholder”) shall promptly provide written notice (the “ROFR Notice”) to the Company of the terms and conditions of such ROFR Purchase Offer. The Company shall have the right to acquire, at the price and on the terms stated in the ROFR Purchase Offer, up to all of the ROFR Offered Shares; provided, however, that the Company shall notify the Selling Stockholder of its intention to exercise such right within ten (10) business days of receiving the ROFR Notice. Such notice by the Company (the “ROFR Notice of Election”) shall include the number of ROFR Offered Shares to be acquired by the Company. The Company may assign its rights under this Section 11(b) to any of its Subsidiaries. The Company’s rights under this Section 11(b) shall terminate upon the occurrence of an initial public offering.

(ii)    Notwithstanding anything contained herein to the contrary, if the Company shall have elected to purchase less than all of the ROFR Offered Shares subject to the ROFR Purchase Offer, the Selling Stockholder, at his or her election, may (A) sell to the Company pursuant to the ROFR Notice of Election, and sell any remaining ROFR Offered Shares subject to the ROFR Purchase Offer to the Third Party Purchaser, (B) sell all, but not less than all, of the ROFR Offered Shares subject to the ROFR Purchase Offer to the Third Party Purchaser, or (C) keep all, but not less than all, of the ROFR Offered Shares subject to the ROFR Purchase Offer, by rescinding the ROFR Notice by written notice delivered to the Company within ten (10) business days of receiving the ROFR Notice of Election. In the event that the Selling Stockholder elects to sell any ROFR Offered Shares pursuant to the ROFR Purchase Offer, the Third Party Purchaser and/or the Company, as applicable, must purchase such ROFR Offered Shares no more than sixty (60) days after receipt of the ROFR Notice, strictly in accordance with the terms and conditions of the ROFR Purchase Offer; provided, however, that in the event that the Selling Stockholder shall so elect to sell any ROFR Offered Shares to the Third Party Purchaser, the prospective Third Party Purchaser, as a condition precedent to the purchase of such ROFR Offered Shares, or any portion thereof, shall execute and deliver an agreement in which such Third Party Purchaser agrees to be bound by all of the terms and conditions of this Agreement, as well as the standard stock restriction and repurchase agreement applicable to stockholders generally, if any. The restrictions contained in this Agreement shall terminate and be no further force and effect with respect to any ROFR Offered Shares acquired by the Company pursuant to this Section 11.

(iii)    In the event that a Selling Stockholder shall not have Disposed of all of the ROFR Offered shares subject to an ROFR Purchase Offer within seventy-five (75) days after the date of the ROFR Notice, such Selling Stockholder shall not thereafter Dispose of any Option Shares pursuant to the ROFR Purchase Offer, or otherwise, without first reoffering such Options Shares to the Company in the manner set forth in this Section 11(b).

12.    Adjustments.

(a)    Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of exercise of the Option.

(b)    If Option Shares are exchanged into or exchanged for a different number or kind of shares or other securities, as the result of one (1) or more reorganizations, recapitalizations, mergers, acquisitions, stock splits, stock dividends or similar events, the Board in its sole discretion may make an appropriate adjustment to the number and kind of shares or other securities subject to this Agreement and the exercise price for each share or unit of any other securities subject to this Agreement; provided, however, that the aggregate value of the Option Shares subject to this Agreement immediately before the adjustment shall not be greater than the aggregate value of the shares or other securities subject to this Agreement immediately after such adjustment; provided further, that the ratio of the exercise price per Option Share to Fair Market Value of each Option Share shall not be reduced by such adjustment. No fractional interests shall be issued on account of any such adjustment; in lieu of fractional interests, the Optionee (or any Permitted Option Transferee), upon the exercise of the Option in whole or part, shall receive cash in an amount equal to the amount by which the Fair Market Value of such fractional interests exceeds the exercise price attributable to such fractional interests.

(c)    The Company may at any time cancel the Option and terminate this Agreement without the consent of the Optionee (or any Permitted Option Transferee) by (i) accelerating the exercisability of the portion of the Option that has not previously expired pursuant to this Agreement as of the cancellation date, and (ii) paying to the Optionee (or any Permitted Option Transferee) an amount (the “Cash-Out Amount”) equal to the product of (A) the Fair Market Value per share less the exercise price per share, subject to the deduction of income tax and if applicable, national insurance contributions and (B) the number of Option Shares issuable upon exercise of the portion of the Option that has not previously expired pursuant to this Agreement. If the Company elects to cancel the Option pursuant to this Section 12(c), it shall notify the Optionee (or any Permitted Option Transferee) that it is electing to cancel the Option and of the net Cash-Out Amount, which shall be paid to the Optionee (or any such Permitted Option Transferee) at a time set by the Company.

13.    Lock-up Agreement. The Optionee agrees that, in the event that the Company effects an initial underwritten public offering of Common Stock registered under the Securities Act, the Option Shares may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.

14.    Withholding Taxes. If the Company in its sole discretion determines that it is obligated to withhold any tax in connection with the exercise or cancellation of this Option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this Option, the Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

The Optionee hereby agrees to indemnify the Company and any Subsidiary in respect of any income tax liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under ITEPA and PAYE regulations referred to in ITEPA and any employee's primary Class 1 national insurance contributions liability and any employer's secondary Class 1 national insurance contributions liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the modified PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it. The Optionee agrees to make such arrangements as the Company requires to meet the cost of such tax liabilities, including at the direction of the Company, making a payment of cash of an appropriate amount to the relevant company by cheque, bank transfer, banker's draft or deduction from salary, appointing the Company as agent and/or attorney for the sale of Shares and entering into an election whereby the employer's liability for secondary Class 1 national insurance contributions is transferred to the Optionee on the terms set out in the election and approved by HMRC.

If the Company determines that the Option Shares acquired on exercise of the Option are "restricted securities" for the purposes of the UK tax legislation, the Optionee understands and agrees that he or she may be required to enter into a joint election (substantially in the form attached hereto as Exhibit B) with the Optionee's employer pursuant to section 431 ITEPA, electing that the market value of the Option Shares acquired on exercise of the Option be calculated as though such Option Shares are not restricted securities.

15.    Early Disposition. The Optionee agrees to notify the Company in writing immediately after the Optionee transfers any Option Shares, if such transfer occurs on or before the later of (a) the date that is two (2) years after the date of this Agreement, or (b) the date that is one (1) year after the date on which the Optionee acquired such Option Shares. The Optionee also agrees to provide the Company with any information concerning any such transfer required by the Company for tax purposes.

16.    Arbitration. Any dispute, controversy or claim arising out of, in connection with, or relating to the performance of this Agreement or its termination shall be settled by arbitration in Boston, Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

17.    Miscellaneous.

(a)    Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Optionee, to the address set forth on the cover page hereof or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b)    Entire Agreement; Modification. By signing this Agreement, the Optionee acknowledges receipt of a copy of this Agreement, a copy of the Plan and a copy of the UK Addendum. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)    Fractional Shares. If this Option becomes exercisable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down.

(d)    Issuances of Securities; Changes in Capital Structure. Except as expressly provided herein or in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to this Option. No adjustments need be made for dividends paid in cash or in property other than securities of the Company. If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization or event, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Option Shares, except as otherwise determined by the Board.

(e)    Liability of the Company. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, Optionees or agents, shall be liable to the Optionee or any person claiming under or through the Optionee in respect of any liability arising on the grant, vesting, exercise or cancellation of the Option or the acquisition of the Option Shares pursuant to the exercise of the Option.

(f)    Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(g)    Successors and Assigns. Subject to the limitations set forth in Section 11 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and, in the case of the Company, its successors and assigns and, in the case of the Optionee, his or her successors and assigns, Permitted Option Transferees, estate, executors, guardian, conservator and other legal representatives, any receiver or trustee in bankruptcy of the Optionee, and any representative of his or her creditors.

(h)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any conflicts of laws rules and principles, save as regards taxation which shall be governed by the laws of England and Wales. The parties submit to the exclusive jurisdiction of the state and federal courts in Boston, Massachusetts, save as regards taxation which shall be governed by the laws of England and Wales.

EXHIBIT A

NOTICE OF EXERCISE OF
UNAPPROVED STOCK OPTION

granted under the

CLOUD TECHNOLOGY PARTNERS, INC.
2011 EQUITY INCENTIVE PLAN AND THE
UK ADDENDUM TO THE 2011 EQUITY INCENTIVE PLAN
_________________________________________________________

I hereby exercise the Unapproved Stock Option granted to me on the grant date noted below under the Cloud Technology Partners, Inc. 2011 Equity Incentive Plan and the UK Addendum to the 2011 Equity Incentive Plan, as follows:

Name of Optionee:
Date of Option Grant:
Number of Shares of the Company’s Common Stock being purchased under the Option:
Option Exercise Price Per Share:
Manner of Payment of Purchase Price:

RECEIPT ACKNOWLEDGED: CLOUD TECHNOLOGY PARTNERS, INC.	____________________________________ Signature of Optionee ____________________________________
By:____________________________	Address
Name of Officer	____________________________________
Postcode
Title:________________________
Date:________________________	Date:_______________________

EXHIBIT B
Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

Between

the Employee	[insert name of employee]
whose National Insurance Number is	[insert NINO]
And
the Company (who is the Employee's employer)	[insert name of employing company]
of Company Registration Number	[insert CRN of employing company]

Purpose of Election
This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.
The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

Application
This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities	[insert number of shares under option]
Description of securities	Shares of common stock
Name of issuer of securities	Cloud Technology Partners, Inc.
Acquired by the Employee on     [insert date]

Extent of Application
This election disapplies S.431(1) ITEPA: All restrictions attaching to the securities.
Declaration
This election will become irrevocable upon the later of its signing or the acquisition of employment-related securities to which this election applies.

In signing this joint election, we agree to be bound by its terms as stated above.

……………………………………….. Signature (Employee)	…./…./………. Date
……………………………………….. Signature (for and on behalf of the Company)	…./…./………. Date
……………………………………….. Position in company

Note:
Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.